Exhibit 10.4

October 20, 2020

Re:	Board Member and Chairperson Agreement

Dear Mark,

GI Dynamics, Inc. (the “Company”) is pleased to confirm the terms of your appointment as a member of the Company’s board of directors (the “Board”) and as Chairperson of the Board.

The Company recognizes your reputation and experience in areas that relate to the Company’s business and strategy, and expects that, as a member and Chairperson of the Board, you will contribute to the success of the Company by participating in and leading meetings of the Board and providing the Company with advice and guidance consistent with your roles as a member and Chairperson of the Board. Board meetings are generally expected to occur up to 4-5 times a year on a primarily quarterly basis. Board meetings alternate between in-person and telephonic. Committee meetings largely occur on a telephonic basis.

In exchange for your service as a member of the Board and as Chairperson, you will receive an annual retainer of $75,000, payable in arrears in calendar quarterly installments of $18,750; such payment for the third quarter of 2020 will be pro-rated based on the date of your appointment as a member of the Board (i.e., August 10, 2020).

The Company will reimburse you for the reasonable out-of-pocket expenses incurred in attending meetings of the Board and of any committee on which you may serve upon submission by you of reasonable supporting documentation.

You will be issued an option to purchase a number of shares of the Company’s common stock equal to 0.5% of such common stock that issued and outstanding as of the date hereof. These option shares shall vest over a 4 year period, with 25% vesting on the first anniversary of the date of grant and the remaining option shares vesting in equal monthly installments in the 36 months thereafter (subject to your continued service to the Company as a member of the Board). All options shall be exercisable at a price per share equal to the fair market value of the Company’s common stock on the date of grant of the option (as determined by the Board in accordance with Section 409A of the Internal Revenue Code of 1986, as amended). The options that you receive hereunder shall be subject to the terms of a non-qualified stock option agreement to be executed by you and the Company. In the event that the Company is subject to a change in control, the option shares shall immediately vest and shall be fully exercisable.

GI Dynamics, Inc.	Board of Directors and Chairperson Offer Letter: Mark D. Lerdal	1

The Company has adopted provisions in its Certificate of Incorporation and Bylaws to indemnify directors. You and the Company have previously entered into an Indemnification Agreement, which sets forth the terms and conditions of the Company’s obligations to indemnify you. For the avoidance of doubt, for the duration of your service as a director of the Company, and thereafter for so long as you shall be subject to any pending or possible liability or expense for which indemnification may be provided in accordance with the Indemnification Agreement between you and the Company, the Company will use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance.

As a member and Chairperson of the Board, you agree to hold in confidence and trust and to act in a fiduciary manner with respect to all confidential information provided to you by the Company or other members of the Board. You acknowledge that the Company and the Board reserves the right to withhold any information and to exclude you from any portion of a Board meeting if such information or attendance could reasonably be expected to result in a conflict of interest with your duties to a third party or adversely affect the attorney-client privilege between the Company and its counsel.

Nothing in this letter or the stock option or Indemnification Agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement and acceptance with these terms by signing and dating this letter in the space provided below and returning it to the Company.

GI Dynamics, Inc.	Board of Directors and Chairperson Offer Letter: Mark D. Lerdal	2

We look forward to continuing to work with you.

Very truly yours,

/s/ Ginger Glaser
Ginger Glaser
Director

Agreed to and Accepted:

/s/ Mark Lerdal
Mark D. Lerdal

Dated: 10/21/2020

GI Dynamics, Inc.	Board of Directors and Chairperson Offer Letter: Mark D. Lerdal	3